EXHIBIT 4.4

Matching Program

2020 Cycle

Rewarding Long Term Sustainable Performance

Important notice: The concession of the Program and the definition of all its conditions are a prerogative of the company. The participation is completely optional and voluntary to employees (the enrollment for Vale’s CEO and Executive Directors is mandatory, according to the Net AIP received, such as their participation during the three-year cycle), once all of the eligibility criteria are met and all conditions for participation are formally accepted by the employee. The purchase of shares is characterized as a risky investment, since it represents the investment of funds in variable income (i.e. publicly traded shares). By choosing to participate in the program, the employee recognizes and understands the risks posed, such as: capital market volatility, share liquidity and oscillation of their value in the stock exchange. The combination of these risks may bring earnings or losses to any employee who participates in the Program. Leaders who have had their variable compensation suspended, pursuant to the resolution of the Board of Directors, will only be able to exercise the right to participate in the 2020 Matching Cycle Program after this suspension ends.

Both the purchase and the sale of the Vale S.A. shares, as well as the profits (dividends, interests, etc.) earned by each employee between the purchase and the sale, may be subject to taxes, especially with regards to personal income taxes - in cases of positive results from the sale of the shares. The tax regulations are dynamic and therefore subject to change and interpretation. The Human Resources team will be responsible for providing generic and relevant information regarding the Program, and participants are responsible for evaluating their personal finances and consulting with their accountants/financial advisors to ensure they are aware of all of the financial implications linked to participating in this Program.

Note that Matching Program participants should be aware of legal requirements, as well as Vale’s Code of Conduct and Disclosure of Material Acts or Facts and Securities Trading Policies.

Human Resources

FEBRUARY, 2020.

Matching Manual | 2020 Cycle Human Resources

Table of Contents

1. General Concepts	3
1.1. About Matching Program	3
1.2. Conditions for Eligibility	3
1.3. Fundamental Characteristics	3
2. Executives Placement in the Groups	4
3. How to Join the Program	5
3.1. Program Enrollment	5
3.2. Registration Process in the Plan Administrators	6
3.3. Shares Required for the Participation	6
3.3.1. Type of Share	6
3.3.2. Reference Value of the Participant	6
3.3.3. Share Grant Price	7
3.3.4. Number of Shares to Participate	7
4. Shares Acquisition Process	7
4.1. Use of Vested Shares	7
4.2. Purchase of Shares in the Market	8
4.2.1. Financial Contribution	8
5. Shares Management During the Cycle	8
5.1. Shares Administration	8
5.2. Brokerage Fees	9
5.3. Dividends and Interests on Equity	9
6. Matching Award	9
6.1. Conditions for staying in the Program	9
6.2. Matching Award Payment at the End of the Cycle	10
6.3. Early Payment During the Cycle	10
6.4. Virtual Dividends Payment	12
7. Employees with Special Work Conditions	12
8. Key Dates of 2020 Cycle	13
Appendix A: Participating Companies List	14
Appendix B: Eligible Employees Placement Distribution	15
Appendix C: Registration Regularization in the Plan Administrators	16
Appendix D: Methodology for Currency Conversion	17
Appendix E: Methodology for Share Price Calculation	19

Matching Manual | 2020 Cycle Human Resources

1.	General Concepts

1.1.	About Matching Program

As part of Vale's initiative to provide its executives a package aligned with the practices, trends and conditions prevailing in the market and focus on the company's main strategic pillars, the company relies on Incentive Programs Based on Shares, among them, Matching. It is a set of programs (typically Matching and PSU) with specific purposes and rules that make up a significant portion of the long-term award of the company's leadership body aligned with the interests of shareholders, giving focus on sustainable results and long-term value generation.

The Matching Program is a long-term award mechanism offered to Vale's executives and their affiliated and subsidiaries participant companies1, that meet the eligibility conditions for participation. The program is governed by the criteria and rules established in this Manual2 and aims to:

▪	Increase Vale's ability to recruit and retain top talent;

▪	Stimulate the sense of “ownership”;

▪	Strengthen a culture of long-term sustainable performance;

▪	Stimulate the development of our executive’s skills; and

▪	Reward executives with exceptional/high/solid performance and who invested their own resources in the company’s shares.

1.2.	Conditions for Eligibility

The executives who meet all of the conditions below will be eligible to participate in the Matching Program 2020 Cycle:

▪	He/she must be active and working for Vale as of December 31st, 2019, with salary grade of 14V or above and occupying one of the following positions (or equivalents in technical career): (i) CEO; (ii) Executive Director; (iii) Director; (iv) Executive Manager; and (v) Manager;

▪	He/she must meet the specific conditions of placement in the groups and of participation options that are eligible for the program[3];

▪	He/she must be active and effectively working for Vale at the official start date of the cycle; and

▪	He/she must accept the program participation conditions through the Enrollment Form, by the deadline established.

▪	By decision of the Board of Vale S.A. certain executives have had their eligibility to participate suspended. Such executives will not be eligible to participate in the Matching Program until the Board of Vale S.A. lifts the suspension.

1.3.	Fundamental Characteristics

The main characteristics of the 2020 Matching program are specified below:

1 See Appendix A: Participating Companies List the companies whose executives may be eligible. For the purpose of this manual, the terminology “Vale” will be used for Vale S.A. and other related companies of the group, affiliated and controlled, which are also participant.

2 Situations not covered in this manual should be evaluated and defined case by case by the Human Resources Director.

3 See details about the criteria for placing in the groups and for participation options in 2 Executives Placement in the Groups.

Matching Manual | 2020 Cycle Human Resources

▪	Participants acquire Vale's shares traded in Brazil (B3 S.A. – Brasil, Bolsa, Balcão) or ADRs issued by Vale traded on the New York Stock Exchange (NYSE)[4], using its own resources, and shall hold such Shares in their entirety and under their ownership throughout the whole period of the cycle;

▪	The number of Shares required for each executive’s participation will be established based on the participant's Reference Value and the share Concession Price[5];

▪	The vesting period of the cycle is 03 (three) years, officially starting on March 23rd, 2020 and ending with the award in March 2023[6], with an exact date to be previously established and communicated to the participants in the same year of the payment;

▪	The award paid by Vale at the end of the cycle is subject to the compliance with the conditions of permanence (see 6.1 Conditions for staying in the Program) and will occur in the same amount of Shares (1: 1 in shares) acquired by the executive, including the withheld income tax;

▪	In addition to the program's award, Vale may also make cash payments during the cycle, relative to the number of shares to which he will be entitled as an award at the end of the cycle, equivalent and of a net worth per share of dividends eventually paid by the company to the shareholders (see details in 6.4 Virtual Dividends Payment); and

▪	Participation in the Matching Program is entirely voluntary and optional[7], and the eligible executive who chooses to enroll must formalize his/her option through the Enrollment Form.

Important notes:

The rules described in this document are valid exclusively for the Matching Program starting in 2020.

The grant of the 2020 cycle of the Matching Program does not require Vale to grant this incentive, or any other similar program, in future years. Vale reserves the right to examine and determine the eventual grant of similar incentives in subsequent years. Thus, employee participation in the 2020 cycle shall not generate rights nor shall it generate expectations of future entitlement to equal or similar programs.

2.	Executives Placement in the Groups

In accordance to the eligibility rules (see 1.2 Conditions for Eligibility), the executive must comply with the specific conditions of placement in the groups and participation options to be able to participate in the program.

4 For the purpose of this manual, the terminology “Shares” will be used for both Vale’s shares traded in Brazil and Vale’s ADRs traded in NYSE.

5 See details about the Reference Value and the Concession Price in 3.3 Shares Required for the Participation.

6 The established closing month may change, in accordance with Vale's Disclosure of Material Acts or Facts and Securities Trading Policy. In case of changes, Vale will notify participants in advance.

7 For CEO and Executive Directors, participation in the program is mandatory according to the Net AIP received and Administrative Counselor decision and approval. For this public there is no exercise of placement by the People Integrated Cycle; the participation is defined by the Extra option. Leaders who have had their variable compensation suspended, pursuant to the resolution of the Board of Directors, will only be able to exercise the right to participate in the 2020 Matching Cycle Program after this suspension ends.

Matching Manual | 2020 Cycle Human Resources

The executive’s placement7,8 in the groups A, B or C is the responsibility of the immediate manager and has a recommendation based on the following criteria:

Table 2.: recommended criteria for the placement

Recommendation for Placement in the Groups		Participation Options
Gr. A	▪ Executives evaluated as Top Management potential, according to People Integrated Cycle.	▪ Executives can choose by one of the options: ▪ Extra, as per the level and region; ▪ Standard, as per the level and region; or ▪ Do not participate in the program.
Gr. B

o Executives evaluated as Management and Expert potential, according to People Integrated Cycle; or

o Executives evaluated as Too Soon to Tell due to being hired or promoted to an eligible managerial level after September 30th, 2019.

▪ Executives can choose by one of the options: ▪ Standard, as per the level and region; or ▪ Do not participate in the program
Gr. C	▪ Executives evaluated as Below or Developing performance, according to the People Integrated Cycle 2019.	▪ Are not eligible to participate in the program.

The immediate manager may place the eligible executives differently than the recommendation, however always ensuring that only a maximum of 30%9 of the total of this team is placed in Group A. The other eligible executives which are not allocated to Group A, will automatically be considered in Group B.

If there are eligible executives who may not have been part of the People Integrated Cycle, such executives will automatically be allocated to Group B.

3.	How to Join the Program

3.1.	Program Enrollment

After the placement exercise by the immediate manager (see 2 Executives Placement in the Groups), the executive who is eligible to participate shall formalize his/her option via the Enrollment Form, indicating whether he/she will choose (i) Extra option (if applicable), (ii) Standard option or (iii) not participating in the 2020 cycle, as well he/she will have to choose to use vested Shares or purchase the Shares in the Market.

By opting for participation, via any of the two options, the executive will also be formalizing his acceptance and agreement with the guidelines, rules and conditions of the Matching 2020 program, described in this document and in the Enrollment Form.

Important note:

Participation value is subject to executive’s level and region and is informed on the Enrollment Form received by the participant.

8 All Directors with the grade 01V that report directly to the CEO should be automatically placed in Group A.

9 For rounding purposes, the calculation of 30% shall follow the distribution of Appendix B: Eligible Employees Placement Distribution.

Matching Manual | 2020 Cycle Human Resources

3.2.   Registration Process in the Plan Administrators

It is necessary that the participant is registered in the stock market regulatory bodies and has an updated account in one of the official Vale Matching plan administrators, as follow:

▪	Ágora Investimentos, for participants who are in Brazil at the official start date of 2020 cycle;

▪	Solium Capital, for participants who are outside Brazil at the official start date of 2020 cycle. [10]

See in Appendix C: Registration Regularization in the Plan Administrators the list of documents and main guidelines for the registration regularization. For further information, the executive can contact directly the administrators in the contacts below:

▪	Ágora Investimentos: stockoption@agorainvestimentos.com.br or +55 (11) 3556-3000 (Monday to Friday, 10am to 5pm);

▪	Solium Capital, help@solium.com or +1-403-515-3909.

Important note:

The information update process with the Matching official administrator, according to participant’s location, is the sole responsibility of the participant11. Any leader who does not send the registration information within the outlined enrollment period may lose the right to participate in the 2020 cycle.

3.3.   Shares Required for the Participation

3.3.1.	Type of Share

Will be considered for this program the ordinary shares or ADRs backed in ordinary shares traded on the NYSE, and issued by Vale, through the authorized plan administrator for each location.

Therefore, at the official start date of 2020 cycle, participants residing in Brazil must acquire VALE3 shares, while participants residing outside Brazil must acquire VALE ADRs. This manual uses the terminology "Shares" for any of the above types, as specified in footnote 4.

3.3.2.	Reference Value of the Participant

The Reference Value to be calculated for each participant will vary according to the following criteria:

▪	Group in which he/she was placed;

▪	Base salary on 12/31/2019[12] (respecting the definition of "base salary" of each location);

▪	Salary grade on 12/31/2019[12];

▪	Location where the leader is based on and/or company he/she is active at, both on 12/31/2019[12];

▪	Number of months worked (pro-rated) at Vale, in 2019;

▪	Participation option chosen by the participant in the Enrollment Form (Standard or Extra).

10 After leaving Vale, all China employees have to close their account at Solium within 6 months (maximum).

11 In cases of expatriation, repatriation or transfer from or to Brazil, participants may need to open an account with both plan administrators. If this is your case, please contact your local HR.

12 As officially registered in the source system and/or local payroll, on that date.

Matching Manual | 2020 Cycle Human Resources

Participants residing in Brazil will have the Reference Value calculated in Brazilian Reais, while participants residing outside Brazil will have the Reference Value calculated in US Dollars.

Currency conversions that are required to convert the Reference Value to US Dollars will be made according to the methodology set out in Appendix D: Methodology for Currency Conversion.

3.3.3.	Share Grant Price

The official grant price for the 2020 cycle will be the average purchase price as of March 23rd, 2020. Consult the Appendix E: Methodology for Share Price Calculationfor more details.

3.3.4.	Number of Shares to Participate

The number of Shares required for the participation in the 2020 Matching cycle will be established based on each executive’s Reference Value, divided by the Grant Price of the Share. For executives in Brazil, Reference Value and Grant Price will be in Brazilian Reais, and for executives outside Brazil, Reference Value and Grant Price will be in US Dollars.

The number of Shares for participation will be rounded down, so there are no fractions (decimal places) for both participants from Brazil and outside Brazil13.

Participants will be notified by Vale's Human Resources area regarding their number of Shares for the 2020 Matching cycle, as well as other information that is necessary for their enrollment and participation in the cycle.

4.	Shares Acquisition Process

The eligible executive who chooses to participate in the terms of this program is responsible for financing the acquisition of his/her Shares. The number of Shares to be acquired by each participant, and consequently to be withheld during the three (03) years vesting, must respect the number calculated and communicated by Vale’s Human Resources (see 3.3 Shares Required for the Participation).

The participant can acquire the Shares in two ways: (i) by using vested Shares of his/her own; or (ii) by purchasing Shares in the market, on the date established by Vale. The executive must use only one option in order to acquire the number of Shares required for the 2020 cycle.

4.1.	Use of Vested Shares

Vested Shares are Shares or ADRs of the same type provided by the program (see 3.3.1 Type of Share) already held by the participant on the official start date of the 2020 cycle, except for the Shares already linked to the Matching cycles not yet closed (cycles started in 2018 and 2019).

In order to participate in the 2020 cycle using Vested Shares, the participant must ensure ownership of the required number of Shares as communicated by the HR area at the beginning of the cycle, and that such Shares are under the management of the official program administrator14 (as per region). In case there is an insufficient number of Vested Shares for participation, the executive must transfer the outstanding share balance to the official program administrator (as per region) within 5 business days after the start of the cycle.

The use of vested Shares is optional and must be indicated and authorized by the executive in the Enrollment Form.

13 In Brazil, the value referring to the residual fraction will be returned in paycheck; in other countries, the decimal fractions of ADRs purchased will be considered as "Vested Shares" for the participant.

14 If the participant has vested Shares in other brokers and wants to use them, he/she must transfer them to the Matching authorized administrator. This process is optional and must be conducted and funded by the executive directly with his home broker.

Matching Manual | 2020 Cycle Human Resources

4.2.   Purchase of Shares in the Market

The purchase of the Shares in the market will be operated by HR on behalf of the participants together with the plan administrators on March 23rd, 2020, based on the market share price on this date, using the own resources of the participants who opt to join the cycle via purchase of Shares. To do so, it will be necessary for participants to deposit / transfer the Participant Reference Value (see 3.3.2 Reference Value of the Participant), in local currency15, to Vale's bank account, which will be previously communicated by Vale´s Human Resources area16.

4.2.1.	Financial Contribution

The period for the participants to make the necessary contribution for the purchase of the Shares will be from March 02nd to 13th, 2020. This contribution can be made via deposit, transfer or cheque delivery16, and the amount must respect the Reference Value (see 3.3.2 Share Grant Price of the Participant). Currency conversions that are required should follow the Appendix D: Methodology for Currency Conversion.

It is necessary that the participant make the contribution of this exact amount and communicate the deposited amount to the HR Team so that his/her participation in the Matching 2020 cycle can be confirmed. Contributions of a lower amount will not be considered for 2020 Matching, and in this case the Shares purchased will be vested and free for the personal use of the executive.

It is the executive’s responsibility to communicate to HR once the contribution is made, so that the resources can be properly identified. The registration tool will be previously informed and must be filled by the participant, respecting the deadline for the contributions period, as established in this item.

Important Note:

The executive’s financial contribution amount for the Matching Shares purchase will not be adjusted in the period between the payment/contribution and the effective date of the purchase in the market.

5.	Shares Management During the Cycle

5.1.	Shares Administration

The executive may sell, transfer or transact his/her 2020 cycle Shares at any time, in total or partial17. However, if it is done, he/she will lose the right to receive the award, that will be paid by Vale in 2023, as well as any other payment that may be made by the company for the 2020 cycle. In addition, any cost resulting from such sale/transaction will be the responsibility of the executive18.

15 For calculation details, see Appendix D: Methodology for Currency Conversion

16 Cheque delivery only for Canada, US, UK, and New Caledonia.

17 With the exception of the CEO and Executive Directors, who must remain in the cycle until its end.

Matching Manual | 2020 Cycle Human Resources

The Matching Administrators are responsible for managing the Shares during the cycle vesting, and Vale will be informed of any transactions made that may invalidate the executive's participation in this cycle.

To consult the program's statement and number of Shares, please access the administrators’ platforms:

▪	For Shares in Ágora Investimentos[19]: verifiqueseuplano.com.br/

▪	For Shares in Solium[19]: shareworks.solium.com/

5.2.   Brokerage Fees

Any Shares purchased outside the program through the same brokerage firm that manages the Matching Shares will be subject to brokerage fees defined by the firm. Vale will not be responsible for paying any fees related to purchases outside the program.

5.3.	Dividends and Interests on Equity

In the event of dividends and/or interest on equity paid by Vale, the holders of Shares acquired through the program will be entitled to dividends as any other Vale’s shareholder.

Executives who have shares in Brazil will have the amounts deposited in their respective bank accounts, and executives who have ADRs outside Brazil may receive the credit in the Solium Capital account or choose for the automatic reinvestment in new shares of the same type.

Shares acquired with dividend and/or interest on equity are not part of the Matching Program Shares and, therefore, will not be eligible for the award at the end of the three (03) year period.

6.	Matching Award

6.1.	Conditions for staying in the Program

In order for the executives to be entitled to receive the Matching 2020 award at the end of the three-year cycle, they must meet all of the conditions below:

▪	They must have acquired the Shares (via purchase conducted by Vale and/or via use of vested Shares - see 4 Shares Acquisition Process) in accordance with the amount established and communicated by HR, and maintained in full and under his/her ownership during three years, until the payment date;

▪	They may not have sold and/or transferred[20] (total or partially) the Matching Shares (including vested Shares being used for this cycle) during the three years, until the payment date;

18 By having the participation ended, the costs previously funded by Vale will become the executive's. It is important to keep contacts and registration data with the administrators always update to date, so that eventual processes and services can be communicated.

19 Should the participant have any questions regarding the system access or data consult, It is necessary to contact directly the plan Administrators of Vale’s Matching program - Ágora: stockoption@agorainvestimentos.com.bror +55 (11) 3556-3000; Solium: help@solium.com or +1-403-515-3909.

20 In case of repatriation, expatriation and another international movement related to Vale, the transfer of Shares is allowed as long as participants use both official plan administrators. In case of total transfer (of all ADRs) to Brazil the fractional shares with Solium must be kept with Solium or sold by the participant at the participant’s expense and will not be eligible for the Matching award.

Matching Manual | 2020 Cycle
Human Resources

▪	Transactions involving derivatives, which set up positions sold in Vale Shares, as well as the rental of shares belonging to the participant to third parties are prohibited, since the purpose of Matching is to expose and align the executive to Vale's listed Shares throughout the cycle;

▪	Transactions involving derivatives and share renting related to any shares issued by Vale that the executive holds, even if purchased outside the program, as long as they are an active participant of the program are also prohibited. Any noncompliance with this rule will be subject to consequences provided for in Vale's Code of Ethics and Conduct.

6.2. Matching Award Payment at the End of the Cycle

At the end of the cycle in 2023, participants who are eligible for the Matching 2020 award will receive by Vale the same number of Shares (1: 1 in shares) initially acquired, and also including the income tax (gross-up).

The Shares issued for the award will be credited to the participant's account in the official program administrators (Ágora and Solium), either through acquisition in the market or through the use of Treasury shares, must respect the authorized plan administrator according to the executive's location at the time of payment (see 3.2 Registration Process in the Plan Administrators), regardless of the location in which the executive was at the beginning of the program.

The area/company responsible for the executive’s costs at the time of the award will be responsible for the payment of his/her Matching 2020 award21.

6.3. Early Payment During the Cycle

The conditions below outline the treatment for participants who leave Vale before the end of the 2020 cycle:

Resignation or Termination with Cause

The executive will not be eligible for the award or any payment provided by the program. In this case, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, since they were acquired based on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the resignation or termination with cause.

Termination without cause, Retirement or Mutual Agreement

The executive will receive his/her award in cash, by the time of the termination/retirement or according to their termination letter and pro-rated by the number of months worked for Vale during the 2020 cycle.

The area/company responsible for the executive’s costs at the time of the termination/retirement will be responsible for the payment of his/her Matching 2020 award21.

After the termination/retirement, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, since they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the termination.

21 The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

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Important Note:

The executive who is transferred to other participating companies of the group (see Appendix A: Participating Companies List) during the cycle vesting, leading to a termination in the current company and a hire in another participating company, should remain eligible to participate in the program until the end of the cycle (according to the established conditions for staying in the program). For cases of transfers that may generate bi-taxation during the payment, this must be carried out, in proportion to the time worked in the 2020 cycle at the company from which you are leaving and the difference must be paid by the company to which you are being transferred to at the time of the award, or upon termination, whichever happens first.

Death or Retirement due to Long-Term Disability

The executive or his/her legal heirs will receive the full 2020 cycle reward, in cash, based on the number of Shares purchased at the beginning of the cycle.

The area/company responsible for the executive’s costs at the time of the termination/retirement will be responsible for the payment of his/her Matching 2020 award22.

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s or legal heirs’ decision, since they were acquired based on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive or the legal heirs, after the termination.

Executives from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture

Participants from associated or subsidiary companies (see Appendix A: Participating Companies List) that undergo Change of Control or Vale´s divestiture, will receive the award in cash and pro-rated by the number of months worked for the associated/subsidiary company during the cycle until the Change of Control or Vale´s divestiture (while on Vale’s control).

The area/company responsible for the executive’s costs at the time of the Change of Control or divestiture will be responsible for the payment of his/her Matching 2020 award22.

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, since they were acquired based on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the effective date of termination.

22 The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

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Summary Table of Early Payment During the Cycle23

Table 6.3: Summary of conditions for early payment

Condition for early payment	Eligible for the award	Reference date for the calculation	Pro-rata for the calculation	Time of the award payment	Resp. for the award costs	Resp. for the mgmt and portfolio costs
Resignation or termination with cause	No	--	--	--	--	Executive
Termination without cause, retirement or mutual agreement	Yes, in cash	Last business day of the month preceding the date of the condition	Number of months worked in the cycle	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee’s costs on the condition date	Executive
Death or retirement due to long-term disability	Yes, in cash	Last business day of the month preceding the date of the condition	Full	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee’s costs on the condition date	Executive or legal heirs
Change of Control or Vale´s divestiture	Yes, in cash	Last business day of the month preceding the date of the condition	Number of months worked in the cycle in the company, until the change of control/ divestiture	Preferably, on the 1st pay after the change of control/divestiture, as established in the change of control/ divestiture contracts	Area/company responsible for the employee’s costs on the condition date	Executive

6.4. Virtual Dividends Payment

In the event of payment of dividends by Vale, executives participating in the 2020 Matching cycle will be entitled to the "Matching Virtual Dividends" which is an amount of money relative to the number of shares executives will be entitled to as an award at the end of the cycle, equivalent to and of the same net amount per share of dividends paid to Vale´s shareholders. The net amount will be calculated based on the dividends amount per Share and on the number of Shares from Matching 2020 cycle.

Executives will receive the amount in cash upon deposit at the same time as the payment of dividends and in the same currency that they receive their salary through the regular process of the local payroll. Currency conversions required to calculate the amount to be paid will be made according to the method indicated in Appendix D: Methodology for Conversion of Currencies.

The company's direction responsible for the executive's personnel costs at the time of paying the Virtual Dividend will be responsible for disbursing this payment24.

7.	Employees with Special Work Conditions

Employees who are away or on leave of absence, fixed term contracts, expatriates/repatriated, and granted or transferred to other group companies, should be treated according to their location rules.

See below some particularities for expatriate/repatriated and executives transferred to other companies.

Expatriates or Repatriated Employees (Participating companies)

For these cases, Global Mobility rules prevail and should be consulted.

The responsibility for tracking and managing Matching for the eligible expatriates or repatriates will be the local HR (Host Country HR for expatriates; Home Country HR for repatriated).

23 Employees based in Canada, United States and United Kingdom should refer to the 2020 Addendum to Matching Program Manual.

24 The amount to be disbursed by the respective direction of the companies must be budgeted and accrued by them, according to the guidelines of the applicable budget cycles.

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If the participant is transferred during the cycle, his/her Shares (including shares obtained via dividends) can remain in the previous administrator - there is no need to transfer them to the other location25.

Regarding the award, Global Mobility rules should be consulted to define the company responsible for the payment (valid for all the cycles in which the executive may be participating). Regardless of the paying company, the executive should receive the award based on his/her location at the time of the payment.

Executives Transferred to Other Companies of the Group

In case of employees transferring to another company after the beginning of the cycle, with corresponding transfer of contractual obligations, the executive will continue to participate in the 2020 cycle. Payments related to the time worked before the transfer, if applicable, must be made by the destination company.

Executive Directors

In case of termination or termination of the employment contract without contract renewal prior to the end of the cycle, the award amount will be calculated in proportion to the number of months worked in the 2020 cycle (pro-rated) and officially paid at the vesting date of the 2020 cycle and as the performance results calculated at the close date.

Important note:

Executives on leave to investigation of facts related to lawsuits and police or prosecutorial inquiries may have their eligibility suspended and the payment of awards postponed until the return of the executive and, if facts are found that constitute a just cause for the termination of the contract, the payment postponed will not be due to the executive

8.	Key Dates of 2020 Cycle

Table 8: Key dates of 2020 cycle.

#	Date	Brief description of the event
01	February 10 to 21, 2020[26]	▪ Period for executive to formalize the enrollment option for 2020 cycle
02	March 02 to 13, 2020	▪ Period for financial contributions
03	March 23, 2020	▪ Official date for the beginning of 2020 Matching cycle ▪ Date of the Shares purchase in the market
04	March 26 to 31, 2020	▪ Period for restricting vested shares
05	March, 2023	▪ End of the cycle, with the award payment for the eligible employees

Important note:

The dates established above may be changed, and in this case, will be previously communicated by Vale to the participants. It is the responsibility of the Matching program participants to always observe the terms of Vale's Securities Trading Policy.

25 With the exception of expatriates from Brazil who declare tax domicile outside this country. They must transfer their shares to the official brokerage of the Program outside Brazil.

26 Eligible employees may change their enrollment decision until the program official registration in the commissions (SEC and CVM).

Matching Manual | 2020 Cycle Human Resources

Appendix A: Participating Companies List

Below is the list of the associated/subsidiary companies whose employees may be eligible to participate in the 2020 Matching, as well as the countries where they are located and the respective HR teams.

Important notes:

The information of the table below is subject to change during the cycle. It is the participant’s responsibility to remain informed about any changes through local HR.

The following list indicates the companies that may have eligible employees. It does not mean that all the executives from these companies will be eligible.

Table A: List of subsidiary and associated companies whose employees may be eligible to the 2020 cycle.

#	Company	Country	HR Responsible
1	Companhia Portuária Baia de Sepetiba	BRAZIL	Latin America
2	Fundação Vale do Rio Doce	BRAZIL	Latin America
3	Mineração Corumbaense Reunida	BRAZIL	Latin America
4	Potássio Rio Colorado S.A.	ARGENTINA	Latin America
5	PT International Nickel Indonesia Tbk	INDONESIA	Base Metals
6	PT Vale Eksplorasi Indonesia	INDONESIA	Base Metals
7	Salobo Metais S.A	BRAZIL	Latin America
8	Transbarge Navegacion S.A	PARAGUAY	Latin America
9	Vale Americas Inc	UNITED STATES	Base Metals
10	Vale Asia Kabushiki Kaisha	JAPAN	Africa, Asia Pacific, Europe & Middle East
11	Vale Base Metals Asia Pacific Pte.Ltd	SINGAPORE	Base Metals
12	Vale Canada Limited	CANADA	Base Metals
13	Vale Europe Ltd.	UNIT. KINGDOM	Base Metals
14	Vale Exploraciones Chile Ltda	CHILE	Latin America
15	Vale Exploration Peru SAC	PERU	Latin America
16	Vale Exploration Pty Ltd	AUSTRALIA	Africa, Asia Pacific, Europe & Middle East
17	Vale India Private Limited	INDIA	Africa, Asia Pacific, Europe & Middle East
18	Vale International Holdings GmbH	AUSTRIA	Africa, Asia Pacific, Europe & Middle East
19	Vale International S.A	SWITZERLAND	Africa, Asia Pacific, Europe & Middle East
20	Vale International S.A	UAE	Africa, Asia Pacific, Europe & Middle East
21	Vale International S.A. Singapore	SINGAPORE	Africa, Asia Pacific, Europe & Middle East
22	Vale Japan Ltd.	JAPAN	Base Metals
23	Vale Malaysia Minerals SDN. BHD.	MALAYSIA	Africa, Asia Pacific, Europe & Middle East
24	Vale Manganês S.A	BRAZIL	Latin America
25	Vale Mozambique Ltda.	MOZAMBIQUE	Africa, Asia Pacific, Europe & Middle East
25	Vale Newfoundland & Labrador Ltd.	CANADA	Base Metals
27	Vale Nouvelle-Calédonie S.A.S.	NEW CALEDONIA	Base Metals
28	Vale Oman Distribution Center LLC	OMAN	Africa, Asia Pacific, Europe & Middle East
29	Vale Oman Pelletizing Company LLC	OMAN	Africa, Asia Pacific, Europe & Middle East
30	Vale S.A.	BRAZIL	Latin America
31	Vale Technology Development (Canada) Limited	CANADA	Base Metals
32	PT Sumbawa Timur Mining	CANADA	Base Metals

Matching Manual | 2020 Cycle Human Resources

Appendix B: Eligible Employees Placement Distribution

Table B: Eligible employees placement distribution based on the total eligible team.

# Potential participants (Gr. A + Gr. B)	Max. number to place in Gr. A	# Potential participants (Gr. A + Gr. B)	Max. number to place in Gr. A	# Potential participants (Gr. A + Gr. B)	Max. number to place in Gr. A
1	1	35	11	68	21
2	1	36	11	69	21
3	1	37	12	70	21
4	2	38	12	71	22
5	2	39	12	72	22
6	2	40	12	73	22
7	3	41	13	74	23
8	3	42	13	75	23
9	3	43	13	76	23
10	3	44	14	77	24
11	4	45	14	78	24
12	4	46	14	79	24
13	4	47	15	80	24
14	5	48	15	81	25
15	5	49	15	82	25
16	5	50	15	83	25
17	6	51	16	84	26
18	6	52	16	85	26
19	6	53	16	86	26
20	6	54	17	87	27
21	7	55	17	88	27
22	7	56	17	89	27
23	7	57	18	90	27
24	8	58	18	91	28
25	8	59	18	92	28
26	8	60	18	93	28
27	9	61	19	94	29
28	9	62	19	95	29
29	9	63	19	96	29
30	9	64	20	97	30
31	10	65	20	98	30
32	10	66	20	99	30
33	10	67	21	100	30
34	11

Matching Manual | 2020 Cycle Human Resources

Appendix C: Registration Regularization in the Plan Administrators

Ágora Investimentos - New executives account creation

Participants who receive the fixed salary in Brazil and don’t have an account in the Ágora Investimentos should access the website https://cadastro.agorainvest.com.br/ and inform the following data: (i) Access data; (ii) Personal Data; (iii) Financial Data; (iv) Residential Data; and (v) Additional Data.

Ágora Investimentos - Update of executives already registered

Participants who receive the fixed salary in Brazil and already have an account in the Ágora Investimentos must update the data every 2 years to keep participating in Matching. For that, those whose registration has been carried out or revalidated 2 years or more, must access the broker's website (www.agorainvestimentos.com.br) using their CPF and password, validating the old data and updating the new data.

Questions should be clarified directly with Bradesco (stockoption@agorainvestimentos.com.br or +55 (11) 3556-3000 – Monday to Friday 10am to 5 pm)

Solium Capital - New executives account creation

Participants who receive the fixed salary outside Brazil (including international designation) and don’t have an account should contact the local HR and provide the necessary information to create the account.

In addition, it’s necessary to complete the W-8BEN Form (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) regarding the income statement in case of dividends payment or Shares sales. If it is not completed, the participant may be subject to taxes, which are his/her responsibility. The filling of this form must be done online, directly in the Solium system (solium.com). Other forms may be required, depending on the legal requirements of each country.

Solium Capital - Update of executives already registered

If it is necessary to update the account information, the executive should contact Local HR and request the change. Eventually, Solium may request to update the account (if applicable).

Questions related to the required documentation, or Shares sales, should be clarified directly with Solium Capital, by calling +1-403-515-3909 or by e-mail help@solium.com.

Important note:

Leaders living abroad who have tax registration in Brazil (CPF) should pay special attention to ensure the information registered with the plan administrator accurately reflects the current status of the tax situation with the Brazilian treasury department, i.e. resident or non-resident. Any discrepancy may cause tax implications to the participant.

Matching Manual | 2020 Cycle Human Resources

Appendix D: Methodology for Currency Conversion

For executives that are outside Brazil and with a reference currency other than USD (currency in which the Share is traded outside Brazil), it is necessary to convert the reference currency to USD currency or vice versa.

To do so, the methodology described below (according to each case) will be used, considering the official website http://www.oanda.com/ and using the internationally recognized rounding rules, with two decimal places in all values.

For the Beginning of the Cycle

▪	Reference date for calculation: February 28, 2020 (last business day of the month prior to the official month of the 2020 cycle beginning);

▪	Reference currency: currency in which the executive received his/her base salary on 12/31/2019 and/or currency in which the executive made the financial contribution in Vale's bank account;

▪	Method of conversion: bid rate on the reference date;

▪	Applicability: calculation of the following amounts - participant Reference Value, amount to be contributed by the participant and value to be considered for the purchase of Shares in the market (when / if applicable).

For Payment at the End of the Cycle

▪	Reference date for calculation: official end date of the cycle (to be previously established and communicated to participants in the same year of payment);

▪	Reference currency: currency in which the executive receives his/her base salary at Vale;

▪	Method of conversion: bid rate on the reference date;

▪	Applicability: calculation of the amounts to be paid to the participants as awards for the Matching 2020 program.

For Early Payment (before the end of the cycle)

▪	Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle);

▪	Reference currency: currency in which the executive received his/her last base salary at Vale;

▪	Method of conversion: simple average of bid rates of the month preceding the condition date;

▪	Applicability: calculation of the amounts to be paid on the termination, to participants who leave Vale before the end of the cycle (see 6.3 Early Payment During the Cycle).

For Virtual Dividends Payment

▪	Reference date for calculation: Dividends payment date in Brazil;

▪	Reference currency: currency in which the executive receives his/her base salary at Vale;

▪	Method of conversion: bid rate on the reference date;

▪	Applicability: calculation of the amounts to be paid to participants as Virtual Dividends for the Matching 2020 program (see 6.3 Early Payment During the Cycle).

Matching Manual | 2020 Cycle Human Resources

Important note:

The methodology described above should be applied to all current Matching cycles in which the executive may be participating, thus prevailing on possible different methodologies that may be described in the other Manuals, prior to this.

Matching Manual | 2020 Cycle Human Resources

Appendix E: Methodology for Share Price Calculation

For the Beginning of the Cycle

The Price to calculate the number of Shares required in the 2020 cycle will be the Purchase price (B3 S.A. for executives in Brazil, and NYSE for executives outside Brazil) on March 23rd, 2020. For participants in Brazil, the price will be in Reais (VALE3) and for participants outside Brazil, the price will be in US Dollars (VALE).

Internationally recognized rounding rules, with two significant decimal places, should be considered in all values.

For Payment at the End of the Cycle

For the award of executives eligible for payment, the actual average purchase price of Matching's shares in the market, on the official award day of the cycle, shall be used in 2023 and / or closing Share price of the last business day prior to the award date if Vale´s Treasury Shares are used for the award.

Internationally recognized rounding rules, with two significant figures, should be considered in all values.

For Early Payment (before the end of the cycle)

In the case of payment before the end of the cycle, the price to be used in the calculation shall be established based on the following:

▪	Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle);

▪	Period: 60 last trading sessions prior to the reference date;

▪	Method of calculation: average of the share price weighted by the volume of Shares traded, in each of the trading sessions.

The trading sessions dates and the type of the Share shall be in accordance with the participant’s location on the condition date.

Internationally recognized rounding rules, with two significant decimal places, should be considered in all values.

Important note:

The methodology described above should be applied to all current Matching cycles in which the executive may be participating, thus prevailing on possible different methodologies that may be described in the other Manuals, prior to this.